EXHIBIT 99.1

Contacts:

Kevin McCarty Senior Director Investor Relations 650-701-5300 kmccarty@liberate.com	Jennifer Graham Vice President Marketing Communications 650-701-6295 jgraham@liberate.com

LIBERATE TECHNOLOGIES NAMES NEW CHAIRMAN AND CEO

David Lockwood To Guide Leading Provider of Digital Infrastructure Software and Services for
Cable and Telecommunications Networks

SAN CARLOS, Calif., - March 17, 2003 - Liberate Technologies, a leading provider of digital infrastructure software and services for cable and telecommunications networks, today announced that its Board of Directors has appointed David Lockwood as its new chairman of the board and chief executive officer.

Mr. Lockwood will assume the roles of chairman and CEO immediately after the company files its Form 10-K/A for its fiscal year ended May 31, 2002, and its outstanding filings for its 2003 fiscal year.  He will be employed by the company as a strategic advisor until he assumes his executive responsibilities.

“David’s experience in leading a highly successful technology company in the digital media sector, as well as his background in venture capital and the financial markets, makes him an ideal choice to take Liberate forward,” said Mitchell Kertzman, current chairman and CEO of Liberate.

“Liberate has the people and the technology to establish the leading software platform for digital cable services,” said Mr. Lockwood.  “I am pleased to have the opportunity to take forward the business Mitchell has built and to work with him as a board member.”

Mr. Kertzman, who had announced in August his intentions to transition his role in the company, will continue as a member of its Board of Directors.  In addition to his role on Liberate’s board, Mr. Kertzman has also accepted the role of general partner at San Francisco-based Hummer Winblad Venture Partners, which he will start when Mr. Lockwood takes office.

Coleman Sisson, Liberate’s current president, will report to Mr. Lockwood.

Mr. Lockwood comes to Liberate from InterTrust Technologies Corporation (ITRU), where he served as CEO and president.  During his tenure, he led the restructuring of the company and managed the execution of the firm’s digital rights management and intellectual property strategy.  In January 2003, Intertrust was acquired by Fidelio Acquisition Company, LLC, a company formed by Sony Corporation of America, Royal Philips Electronics, and certain other investors.  Prior to joining InterTrust, Mr. Lockwood was managing partner of RVC, a $400 million venture capital fund focused on early stage software technology firms. RVC invested in over 80 companies, including Yahoo, VeriSign, Phone.com, WebEx, Digimarc, SpeechWorks, and InterTrust.  Before RVC, Mr. Lockwood was a managing director at Goldman Sachs, a leading financial services firm

About Liberate Technologies
Liberate Technologies is a leading provider of digital infrastructure software and services for cable and telecommunications networks. Liberate’s open-platform software for digital services automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Those statements above that involve expectations or intentions (such as those relating to future management changes) are forward-looking statements, not guarantees of future performance.  Actual results may vary materially due to the uncertain market for video, voice and data services, dependence on a limited number of network operators and equipment providers, limited availability of necessary technology and services, unanticipated research and development or sales and marketing expenses, potential software problems, evolving accounting guidance, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission (including its most recent annual report on Form 10-K).

Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks are trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

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